EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of OceanFirst Financial Corp. dated August 29, 2017, of our report dated March 11, 2016, relating to the consolidated financial statements of Ocean Shore Holding Co. and the effectiveness of Ocean Shore Holding Co.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Ocean Shore Holding Co. for the fiscal year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement of OceanFirst Financial Corp.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Philadelphia, PA

August 29, 2017